UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 4, 2014

Pacific Biosciences of California, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34899	16-1590339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1380 Willow Road

Menlo Park, California 94025

(Address of principal executive offices, including zip code)

(650) 521-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

This current report on Form 8-K contains forward-looking statements that involve risks and uncertainties. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to them. Such forward looking statements include, but are not limited to, statements related to: expectations regarding future revenue growth, losses, expectations regarding the Company’s development, commercialization and license agreement, expectations regarding the Company’s product and services revenue, operating expenses and other statements not of a historical nature. In some cases you can identify forward-looking statements by words such as “may,” “will,” “should,” “could,” “would,” “expect,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. The Company’s actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described in the Company’s most recently filed Quarterly Report on Form 10-Q, Annual Report on Form 10-K, and the Company’s other filings with the SEC. You should not place undue reliance on forward-looking statements, which apply only as of the date of this current report on Form 8-K. The Company assumes no obligation to update these forward-looking statements.

On February 4, 2014, Pacific Biosciences of California, Inc. (the “Company”) released its financial results for the year ended December 31, 2013. The Company’s unaudited Consolidated Balance Sheets, Consolidated Statements of Operations and Comprehensive Loss and Consolidated Statements of Cash Flows are included as Exhibits 99.1, 99.2 and 99.3 hereto, respectively, and are incorporated herein by reference.

Revenue for the year ended December 31, 2013 totaled $28.2 million compared to $26.0 million for the year ended December 31, 2012. Total revenue for the year ended December 31, 2013 also included $1.7 million of revenue recognized pursuant to the Company’s previously announced development agreement with Roche. The Company expects year-over-year growth in total revenue and also expects product and service revenue in 2014 to be higher than 2013.

As of December 31, 2013, the Company’s backlog was comprised of 13 instruments.

Gross profit for the year ended December 31, 2013 totaled $6.4 million, resulting in a gross margin of 22.8%, compared to a $0.9 million gross profit for the year ended December 31, 2012 and a gross margin of 3.6%. The $5.5 million increase in gross profit from 2012 to 2013 primarily resulted from lower product and service costs and $1.7 million of gross profit recognized in 2013 in relation to the development agreement with Roche. Cost of revenue for the year ended December 31, 2012 included $0.7 million of expense associated with a new product release in the first quarter of 2012 and a $0.9 million charge associated with a provision for excess and obsolete inventory based on a review of on hand inventory and future demand. Cost of product revenue of $15.7 million for the year ended December 31, 2013 reflected the costs relating to 17 instruments and consumables recognized in revenue during the year ended December 31, 2013, compared with $18.8 million for the year ended December 31, 2012 reflecting the costs relating to components and manufacturing overhead incurred on the 23 instruments that were installed and consumables that were shipped during the year ended December 31, 2012.

Operating expenses totaled $84.0 million for the year ended December 31, 2013 compared to $95.3 million for the year ended December 31, 2012. The decrease of $11.3 million in operating expenses in 2013 compared to 2012 was due to a decrease of $4.8 million in legal, professional, and consulting expenses primarily as a result of decreased class action litigation related expenses and other legal expenses, a decrease of $2.4 million in expenses incurred for trade show and conference expenses, a decrease of $1.7 million in personnel related expense, a decrease of $1.0 million in depreciation and a decrease of $1.4 million in other net expenses. Operating expenses in 2014 are expected to be consistent with those recognized in 2013.

Cash and investments at December 31, 2013 totaled $112.5 million compared to $100.6 million at December 31, 2012. During the year ended December 31, 2013, the Company received a $35.0 million upfront payment from Roche upon execution of the development agreement, $19.8 million through the previously announced debt facility entered into with Deerfield and $19.9 million through the sale of common stock under the Company’s previously announced “at-the-market” offering program. Excluding proceeds from these three transactions, cash and investments decreased by $62.8 million compared to December 31, 2012, primarily reflecting $64.8 million of cash used in operating activities and $0.9 million of fixed asset purchases partially offset by $3.1 million of proceeds received from equity sales through the Company’s employee stock plans.

The information set forth in this Item 2.02, as well as Exhibit 99.1, 99.2 and 99.3 referenced therein, shall be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, and shall be incorporated by reference into the Company’s filings under the Securities Act of 1933, as amended.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

99.1	Consolidated Balance Sheets (unaudited)

99.2	Consolidated Statements of Operations and Comprehensive Loss (unaudited)

99.3	Consolidated Statements of Cash Flows (unaudited)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biosciences of California, Inc.

By:	/s/ Brian B. Dow
Brian B. Dow Vice President and Principal Accounting Officer

Date: February 4, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Consolidated Balance Sheets (unaudited)

99.2	Consolidated Statements of Operations and Comprehensive Loss (unaudited)

99.3	Consolidated Statements of Cash Flows (unaudited)